                                                                                                                                          Exhibit 4.1

EXECUTION VERSION

SECOND SUPPLEMENTAL INDENTURE

Second Supplemental Indenture, dated as of June 20, 2011 (this "Supplemental Indenture"), among Merge Healthcare Incorporated, a Delaware corporation (the "Issuer"), the Guarantors (as defined in the Indenture referred to herein) and The Bank of New York Mellon Trust Company, N.A., a national banking association, as Trustee and as Collateral Agent (the "Trustee").

W I T N E S S E T H:

WHEREAS, the Issuer and each of the Guarantors have heretofore executed and delivered to the Trustee an indenture, dated as of April 28, 2010, as amended and supplemented by the First Supplemental Indenture, dated as of June 14, 2011, (together, the "Indenture"), that governs the Issuer’s existing outstanding $200,000,000 aggregate principal amount of 11.75% Senior Secured Notes due 2015 (the "Initial Notes");

WHEREAS, Section 2.01 of the Indenture provides that the Issuer shall be entitled, subject to its compliance with Section 4.09 of the Indenture, to issue Additional Notes (as defined in the Indenture) ranking pari passu with the Initial Notes without notice to or consent of the Holders (as defined in the Indenture) having the same terms and conditions as the Initial Notes;

WHEREAS, the execution and delivery of this Supplemental Indenture has been duly authorized and all conditions and requirements necessary to make this Supplemental Indenture a valid and binding agreement of the Issuer and the Guarantors have been duly performed and complied with;

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture;

WHEREAS, the Issuer and the Guarantors, pursuant to the foregoing authority, propose in and by this Supplemental Indenture to amend the Indenture, and request that the Trustee join in the execution of this Supplemental Indenture;

WHEREAS, pursuant to Section 9.02 of the Indenture, the Issuer has delivered a resolution of its Board of Directors stating that the execution and delivery of this Supplemental Indenture has been authorized by the Board of Directors of the Issuer, and in accordance with Section 9.06 and Section 14.04 of the Indenture have delivered an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that this Supplemental Indenture is authorized or permitted by the Indenture, that all conditions precedent to its execution have been complied with, that this Supplemental Indenture is the legal, valid and binding obligation of the Issuer and the Guarantors subject to customary exceptions, and that this Supplemental Indenture complies with the provisions of the Indenture; and

WHEREAS, pursuant to Section 9.02 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Guarantors and the Trustee mutually covenant and agree for the benefit of each other and the equal and ratable benefit of the Holders of the Initial Notes as follows:

1. Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. New Notes.  Pursuant to Section 2.01 of the Indenture, the Issuer hereby creates and issues $52,000,000 in aggregate principal amount of 11.75% Senior Secured Notes due 2015 (the “New Notes”) as Additional Notes under the Indenture. The New Notes will be consolidated to form a single series with the Initial Notes or any Exchange Notes previously issued, to which the New Notes are identical in all terms and conditions except as to (i) the date of issue and (ii) interest on the New Notes shall accrue from May 1, 2011. The first interest payment date of the New Notes will be November 1, 2011. The New Notes will, when issued, be considered notes issued pursuant to the Indenture for all purposes thereunder and will be subject to and take benefit of all the terms, conditions and provisions of the Indenture and the Security Documents.

3. Authentication of New Notes. The Trustee shall, pursuant to an authentication order, authenticate the New Notes.

4. Ratification of Indenture; Supplemental Indenture Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

5. Severability.  In case any provision in this Supplemental Indenture, the Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

6. Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

7. Counterparts.  The parties hereto may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

8. Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

9. The Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuers and the Guarantors. This Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

10. Successors.  This Supplemental Indenture shall be binding on the Issuer, the Guarantors, the Trustee and the Holders and their respective successors and assigns, and shall inure to the benefit of the such parties and their respective successors and assigns.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

ISSUER:

MERGE HEALTHCARE INCORPORATED

By:         /s/ Justin Dearborn
Name:          Justin Dearborn
Title:            President and Chief Financial Officer

GUARANTORS:

MERGE ASSET MANAGEMENT CORP.
MERGE ECLINICAL INC.
MERGE HEALTHCARE SOLUTIONS INC.
REQUISITE SOFTWARE INC.
STRYKER IMAGING CORPORATION

By:                     /s/ Justin Dearborn
Name:          Justin Dearborn
Title:            President

CONFIRMA EUROPE LLC

By:                   Merge Healthcare Solutions Inc., its sole Manager

By:                     /s/ Justin Dearborn
Name:          Justin Dearborn
Title:            President

TRUSTEE:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee and as Collateral Agent

By:       /s/ Yolanda Ash
Name: Yolanda Ash
Title:    Associate